For Immediate Release

NEXMED APPOINTS DAVID S. TIERNEY M.D. TO BOARD OF DIRECTORS

East Windsor, NJ, January 29, 2007 -- NexMed, Inc. (Nasdaq: NEXM), a developer of innovative topical treatments based on its NexACT® drug delivery technology, today announced, effective immediately, the appointment of David S. Tierney M.D., to the Company’s Board of Directors. Dr. Tierney will serve on NexMed’s Board until the 2008 Annual Meeting of Stockholders, and brings the Board to six members.

Since August 2000, Dr. Tierney has served as President and Chief Executive Officer of Valera Pharmaceuticals, Inc. (Nasdaq:VLRX). Prior to joining Valera, Dr. Tierney was President of Biovail Technologies, a division of Biovail Corporation. While there, Dr. Tierney had responsibility for all of Biovail’s research and development, regulatory and clinical activities. Prior to Biovail, he spent three years at Roberts Pharmaceutical Corporation as Senior Vice President of Drug Development with responsibility for all research and development activities, and overall responsibility for drug development, medical affairs, worldwide regulatory affairs and chemical process development, as well as being part of the executive management team. Prior to joining Roberts, Dr. Tierney spent eight years at Elan Corporation in a variety of management positions. Dr. Tierney received his medical degree from the Royal College of Surgeons in Dublin, Ireland and was subsequently trained in internal medicine. He currently serves on the Board of Directors of Valera Pharmaceuticals, Inc and Catalyst Pharmaceutical Partners, Inc (Nasdaq: CPRX).

“I am very pleased that David has accepted our invitation to join our Board of Directors. His professional experience and reputation in both the pharmaceutical industry and among professional investors make him an invaluable addition to the NexMed team. We look forward to his contributions to the Company,” said Len Oppenheim, NexMed’s Chairman of the Board.

About NexMed, Inc.
NexMed, Inc. is an emerging specialty pharmaceutical company that is leveraging its proprietary NexACT skin permeation, drug delivery technology to develop a significant pipeline of innovative pharmaceutical products to address significant unmet medical needs. The Company is also exploring opportunities with various pharmaceutical companies to incorporate NexACT into existing drugs as a means of developing new, patient-friendly transdermal products and extending patent lifespans and brand equity. NexMed’s current product pipeline includes potential treatments for nail fungus, sexual disorders and more, all based on its proprietary NexACT drug delivery technology.

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Company Contact: Deborah Carty NexMed, Inc. (609) 371-8123, ext: 159 dcarty@nexmed.com	Investor Relations: Paula Schwartz Rx Communications Group, LLC (917) 322-2568 pschwartz@rxir.com